Earnings Release and Supplemental Information

SECURE, RELIABLE, HIGH-PERFORMANCE DATA CENTER SOLUTIONS
®2017 CoreSite Realty Corporation, All Rights Reserved

Quarter Ended December 31, 2016

2

CoreSite Reports Fourth-Quarter Financial Results Reflecting Revenue Growth of 22% Year over Year

Full-year 2016 operating revenues grew 20% to $400 million

DENVER, CO – February 9, 2017

CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the fourth quarter ended December 31, 2016.

Quarterly Highlights

•	Reported fourth-quarter total operating revenues of $110.5 million, representing a 21.5% increase year over year
•	Reported fourth-quarter net income per diluted share of $0.44, representing 37.5% growth year over year
•	Reported fourth-quarter funds from operations (“FFO”) of $1.06 per diluted share and unit, representing 32.5% growth year over year
•	Executed 127 new and expansion data center leases comprising 35,037 net rentable square feet (NRSF), representing $7.4 million of annualized GAAP rent at an average rate of $212 per square foot
•

Commenced a record 189,050 NRSF of new and expansion leases representing $34.9 million of annualized GAAP rent at an average rate of $185 per square foot, which includes commenced leases at CoreSite’s recently opened SV7 data center in Santa Clara

•	Realized rent growth on signed renewals of 2.9% on a cash basis and 5.5% on a GAAP basis and recorded rental churn of 1.9% in the fourth quarter
•

On November 10, 2016, CoreSite closed on its acquisition of a 21.75-acre light industrial / flex office park to expand its Reston, Virginia data center campus. CoreSite estimates it can build approximately 611,000 NRSF of incremental data center capacity across multiple phases; 178,712 NRSF and 48,928 NRSF is currently operating office and light-industrial space and powered shell data center space, respectively

“We finished 2016 very strongly, reporting record levels of operating revenues, FFO per share, and cash flow, while continuing to grow and expand,” said Paul Szurek, CoreSite’s Chief Executive Officer. “We executed new and expansion leases totaling $49 million in annualized GAAP rent during 2016, with strength in all three of our key verticals of network service providers, cloud providers and enterprises. This success further strengthens our already thriving customer communities that rely on our high-performance, cloud-enabled, network-dense, highly interconnected colocation solutions.”

Financial Results

CoreSite reported net income attributable to common shares of $14.9 million, or $0.44 per diluted share, for the three months ended December 31, 2016, compared to $9.3 million, or $0.32 per diluted share for the three months ended December 31, 2015, an increase of 37.5%. On a sequential-quarter basis, net income attributable to common shares increased 22.2%.

Quarter Ended December 31, 2016

3

Quarter Ended December 31, 2016

CoreSite reported FFO per diluted share and unit of $1.06 for the three months ended December 31, 2016, an increase of 32.5% compared to $0.80 per diluted share and unit for the three months ended December 31, 2015. On a sequential-quarter basis, FFO per diluted share and unit increased 17.8%.

Total operating revenues for the three months ended December 31, 2016, were $110.5 million, a 21.5% increase year over year and an increase of 9.1% on a sequential-quarter basis.

For the year ended December 31, 2016, CoreSite reported net income attributable to common shares of $50.4 million, or $1.54 per diluted share, an increase of 49.5% compared to $26.4 million, or $1.03 per diluted share, in 2015. CoreSite reported FFO per diluted share and unit of $3.71 for 2016, an increase of 29.7% compared to $2.86 per diluted share and unit in 2015. Total operating revenues were $400.4 million, a 20.1% increase year over year.

Sales Activity

CoreSite executed 127 new and expansion data center leases representing $7.4 million of annualized GAAP rent during the fourth quarter, comprised of 35,037 NRSF at a weighted-average GAAP rental rate of $212 per NRSF. The fourth-quarter leasing activity brought the 2016 annual total to 579 new and expansion leases, representing $48.8 million of annualized GAAP rent, the strongest leasing year in CoreSite’s history.

CoreSite’s fourth-quarter data center lease commencements totaled 189,050 NRSF at a weighted average GAAP rental rate of $185 per NRSF, which represents $34.9 million of annualized GAAP rent. Fourth-quarter commencements include leases at CoreSite’s recently opened SV7 data center on its Santa Clara campus, which account for 81% of the annualized GAAP rent that commenced.

CoreSite’s renewal leases signed in the fourth quarter totaled $9.5 million in annualized GAAP rent, comprised of 51,775 NRSF at a weighted-average GAAP rental rate of $183 per NRSF, reflecting a 2.9% increase in rent on a cash basis and a 5.5% increase on a GAAP basis. The fourth-quarter rental churn rate was 1.9%.

Acquisition and Development Activity

Reston – On November 10, 2016, CoreSite closed on its acquisition of a 21.75-acre light-industrial / flex office park to expand its Reston, Virginia data center campus. CoreSite estimates it can build approximately 611,000 NRSF of incremental data center capacity across multiple phases.  At this time, 178,712 NRSF and 48,928 NRSF is currently operating office and light-industrial space and powered shell data center space, respectively. CoreSite expects to invest $450 million - $550 million to build out the incremental 611,000 NRSF of data center space across multiple phases with new buildings and as existing light-industrial / flex office leases expire and customers vacate.

During the fourth quarter of 2016, CoreSite’s development activity consisted of the following.

Santa Clara – CoreSite placed into service 226,911 square feet of turn-key data center capacity at SV7 and opened the facility at 62% leased, a record level for a new ground-up multi-tenant data center development. The building is comprised of three floors, two of which are 100% leased and occupied, and included in CoreSite’s stabilized operating NRSF. The third floor, comprising 76,885 square feet, is 27.0% leased as of December 31, 2016, and is included in CoreSite’s pre-stabilized pool, bringing the total leased percentage of the facility to 75.3% at the end of the fourth quarter.

Quarter Ended December 31, 2016

4

Quarter Ended December 31, 2016

Boston – CoreSite commenced construction on 13,735 square feet of turn-key data center capacity at BO1. CoreSite expects to complete construction of this expansion in the third quarter of 2017, at a cost of $7.8 million.

Denver – CoreSite had 8,276 square feet of turn-key data center capacity under construction at DE1. As of December 31, 2016, CoreSite had incurred $6.0 million of the estimated $12.5 million required to complete this expansion and expects to complete construction in the second quarter of 2017.

Los Angeles – At LA2, CoreSite had 4,726 square feet of turn-key data center capacity under construction, which is 100% pre-leased. As of December 31, 2016, CoreSite had incurred $1.7 million of the estimated $2.0 million required to complete this project and expects to complete construction in the first quarter of 2017.

Balance Sheet and Liquidity

As of December 31, 2016, CoreSite had net principal debt outstanding of $689.6 million, correlating to 2.8 times fourth-quarter annualized adjusted EBITDA, and net principal debt and preferred stock outstanding of $804.6 million, correlating to 3.3 times fourth-quarter annualized adjusted EBITDA.

At December 31, 2016, CoreSite had $4.4 million of cash available on its balance sheet and $151.5 million of borrowing capacity available under its revolving credit facility.

Dividend

On December 1, 2016, CoreSite announced a 51% increase in its quarterly dividend to $0.80 per share of common stock and common stock equivalents for the fourth quarter of 2016. The increased dividend reflects an annualized dividend rate of $3.20 per share, compared to the prior annualized dividend rate of $2.12 per share. The fourth-quarter common stock dividend was paid on January 17, 2017, to shareholders of record on December 30, 2016.

CoreSite also announced on December 1, 2016, a dividend of $0.4531 per share of Series A preferred stock for the period October 18, 2016, to January 16, 2017. The preferred dividend was paid on January 17, 2017, to shareholders of record on December 30, 2016.

Quarter Ended December 31, 2016

5

Quarter Ended December 31, 2016

2017 Guidance

CoreSite is introducing its 2017 guidance of net income attributable to common shares in the range of $1.65 to $1.75 per diluted share. In addition, the company’s guidance of FFO per diluted share and unit is a range of $4.25 to $4.35, with the difference between net income and FFO being real estate depreciation and amortization. More detail regarding the assumptions underpinning the 2017 annual guidance can be found on page 23 of the fourth-quarter 2016 earnings supplemental.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in Citi’s 2017 Global Property CEO Conference on March 6, 2017, at The Diplomat Resort & Spa in Hollywood, Florida.

Conference Call Details

CoreSite will host a conference call on February 9, 2017, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until February 23, 2017, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13652426.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,000 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 400+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Media/Public Relations

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

Quarter Ended December 31, 2016

6

Quarter Ended December 31, 2016

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Quarter Ended December 31, 2016

7

Company Profile

Secure, Reliable and Compliant		Scalable
•	100% uptime Service Level Agreement guarantees our reliability commitment to customer applications	•	Serving customer requirements from half cabinet to full buildings
•	Physical security standards and rigorous internal security training enable compliance with regulatory requirements	•	20 operating data centers in eight of the largest commercial and data center markets in the US
•	Consistent compliance across all properties	•

Ability to increase occupied data center footprint on land and buildings currently owned, including current space unoccupied, under construction and held for development by approximately 1.3 million NRSF, or 66% of currently occupied space.

• SOC 1 & SOC 2 Type 2 reviews
• ISO 27001 certified
• Payment Card Industry Data Security Standard compliant
• HIPAA validation
High-Performance		Best-in-Class Customer Experience

•	Cloud-enabled, network-rich data center campuses	•	400+ professionals with dedicated industry expertise supporting over 1,000 customers
•	Over 375 network service providers supported by robust interconnection services to key public clouds	•	Experienced and committed operations, facilities and security personnel
•	20,000+ interconnections	•	24/7 customer support and remote hands
•	Enabling enterprises with support ecosystems	•	Dedicated implementation resources to ensure a seamless onboarding process

Quarter Ended December 31, 2016

8

Summary of Financial Data

(in thousands, except per share, NRSF and MRR data)

	Three Months Ended			Year Ended
Summary of Results	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Operating revenues	$110,508	$101,274	$90,919	$400,352	$333,292
Net income	23,161	19,319	17,387	81,921	56,859
Net income attributable to common shares	14,895	12,180	9,342	50,371	26,368
Funds from operations (FFO) to shares and units	50,430	42,768	38,175	176,719	135,772
Adjusted funds from operations (AFFO)	40,444	40,227	30,393	156,551	107,307
EBITDA	58,607	49,486	43,814	203,269	159,822
Adjusted EBITDA	60,625	52,114	47,695	212,348	169,903
Per share - diluted:
Net income attributable to common shares	$0.44	$0.36	$0.32	$1.54	$1.03
FFO per common share and OP unit	$1.06	$0.90	$0.80	$3.71	$2.86

	As of
	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015

Dividend Activity
Dividends declared per share and OP unit	$0.80		$0.53		$0.53		$0.53		$0.53
AFFO payout ratio	94.6%		63.0%		62.8%		71.1%		82.8%

Operating Portfolio Statistics
Operating data center properties	20		18		18		17		17
Stabilized data center NRSF	1,985,592		1,786,638		1,775,007		1,597,764		1,524,406
Stabilized data center NRSF occupied	1,876,384		1,674,157		1,633,450		1,447,764		1,409,332
Stabilized data center % occupied	94.5%		93.7%		92.0%		90.6%		92.5%

Turn-Key Data Center ("TKD") Same Store Statistics
MRR per Cabinet Equivalent	$1,529		$1,519		$1,478		$1,461		$1,422
TKD NRSF % occupied	90.0%		89.6%		88.9%		87.2%		88.6%

Market Capitalization, Principal Debt & Preferred Stock
Total enterprise value	$4,598,768		$4,244,766		$4,852,439		$3,920,378		$3,201,961
Total principal debt outstanding	694,000		594,750		500,000		461,000		392,250
Total principal debt and preferred stock outstanding	809,000		709,750		615,000		576,000		507,250

Net Principal Debt to:
Annualized Adjusted EBITDA	2.8	x	2.8	x	2.4	x	2.4	x	2.0	x
Enterprise Value	15.0%		13.9%		10.3%		11.7%		12.0%

Net Principal Debt & Preferred Stock to:
Annualized Adjusted EBITDA	3.3	x	3.4	x	3.0	x	3.0	x	2.6	x
Enterprise Value	17.5%		16.6%		12.6%		14.6%		15.6%

Quarter Ended December 31, 2016

9

Consolidated Balance Sheets

(in thousands)

	December 31, 2016	December 31, 2015
Assets:
Investments in real estate:
Land	$100,258	$74,819
Buildings and improvements	1,472,580	1,037,127
	1,572,838	1,111,946
Less: Accumulated depreciation and amortization	(369,303)	(284,219)
Net investment in operating properties	1,203,535	827,727
Construction in progress	70,738	183,189
Net investments in real estate	1,274,273	1,010,916
Cash and cash equivalents	4,429	6,854
Accounts and other receivables, net	25,125	12,235
Lease intangibles, net	9,913	4,714
Goodwill	41,191	41,191
Other assets, net	96,372	86,633
Total assets	$1,451,303	$1,162,543

Liabilities and equity:
Liabilities
Debt, net	$690,450	$391,007
Accounts payable and accrued expenses	72,519	75,783
Accrued dividends and distributions	41,849	28,104
Deferred rent payable	7,694	7,934
Acquired below-market lease contracts, net	4,292	4,693
Unearned revenue, prepaid rent and other liabilities	37,413	28,717
Total liabilities	854,217	536,238

Stockholders' equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	334	301
Additional paid-in capital	438,531	390,200
Accumulated other comprehensive loss	(101)	(493)
Distributions in excess of net income	(118,038)	(88,891)
Total stockholders' equity	435,726	416,117
Noncontrolling interests	161,360	210,188
Total equity	597,086	626,305
Total liabilities and equity	$1,451,303	$1,162,543

Quarter Ended December 31, 2016

10

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Operating revenues:
Data center revenue:
Rental revenue	$61,106	$54,219	$50,018	$218,060	$183,300
Power revenue	30,722	28,844	24,713	111,541	89,495
Interconnection revenue	13,984	13,374	12,024	53,077	44,234
Tenant reimbursement and other	2,104	2,826	2,246	9,086	8,295
Total data center revenue	107,916	99,263	89,001	391,764	325,324
Office, light-industrial and other revenue	2,592	2,011	1,918	8,588	7,968
Total operating revenues	110,508	101,274	90,919	400,352	333,292

Operating expenses:
Property operating and maintenance	28,690	28,283	23,840	107,212	89,805
Real estate taxes and insurance	4,591	3,524	3,723	14,250	12,144
Depreciation and amortization	30,674	26,981	24,493	108,652	95,702
Sales and marketing	4,308	4,465	4,117	17,495	15,930
General and administrative	8,399	9,432	9,718	35,369	34,179
Rent	5,913	5,967	5,385	22,631	21,075
Impairment of internal-use software	—	—	322	—	322
Transaction costs	—	117	—	126	51
Total operating expenses	82,575	78,769	71,598	305,735	269,208
Operating income	27,933	22,505	19,321	94,617	64,084
Gain on real estate disposal	—	—	—	—	36
Interest income	—	34	1	35	6
Interest expense	(4,698)	(3,222)	(1,921)	(12,612)	(7,104)
Income before income taxes	23,235	19,317	17,401	82,040	57,022
Income tax benefit (expense)	(74)	2	(14)	(119)	(163)
Net income	23,161	19,319	17,387	81,921	56,859
Net income attributable to noncontrolling interests	6,181	5,055	5,960	23,212	22,153
Net income attributable to CoreSite Realty Corporation	16,980	14,264	11,427	58,709	34,706
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(8,338)	(8,338)
Net income attributable to common shares	$14,895	$12,180	$9,342	$50,371	$26,368

Net income per share attributable to common shares:
Basic	$0.45	$0.36	$0.32	$1.56	$1.05
Diluted	$0.44	$0.36	$0.32	$1.54	$1.03

Weighted average common shares outstanding:
Basic	33,431,318	33,425,762	28,747,900	32,289,414	25,218,500
Diluted	33,859,539	33,912,155	29,183,879	32,732,059	25,706,568

Quarter Ended December 31, 2016

11

Reconciliations of Net Income to FFO, AFFO, EBITDA and Adjusted EBITDA

(in thousands, except per share data)

Reconciliation of Net Income to FFO

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$23,161	$19,319	$17,387	$81,921	$56,859
Real estate depreciation and amortization	29,354	25,533	22,873	103,136	87,287
Gain on real estate disposal	—	—	—	—	(36)
FFO	$52,515	$44,852	$40,260	$185,057	$144,110
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(8,338)	(8,338)
FFO available to common shareholders and OP unit holders	$50,430	$42,768	$38,175	$176,719	$135,772

Weighted average common shares outstanding - diluted	33,860	33,912	29,184	32,732	25,707
Weighted average OP units outstanding - diluted	13,851	13,851	18,295	14,943	21,694
Total weighted average shares and units outstanding - diluted	47,711	47,763	47,479	47,675	47,401

FFO per common share and OP unit - diluted	$1.06	$0.90	$0.80	$3.71	$2.86

Reconciliation of FFO to AFFO

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
FFO available to common shareholders and unit holders	$50,430	$42,768	$38,175	$176,719	$135,772

Adjustments:
Amortization of deferred financing costs	369	370	247	1,333	1,246
Non-cash compensation	2,018	2,470	1,809	8,892	7,114
Non-real estate depreciation	1,320	1,448	1,620	5,516	8,415
Straight-line rent adjustment	(5,389)	(433)	(2,905)	(8,418)	(9,717)
Amortization of above and below market leases	(124)	(141)	(133)	(541)	(520)
Impairment of internal-use software	—	—	322	—	322
Recurring capital expenditures	(2,063)	(1,101)	(2,328)	(6,081)	(5,828)
Tenant improvements	(2,314)	(2,361)	(1,866)	(6,865)	(8,037)
Capitalized leasing costs	(3,803)	(2,793)	(4,548)	(14,004)	(21,460)
AFFO available to common shareholders and OP unit holders	$40,444	$40,227	$30,393	$156,551	$107,307

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$23,161	$19,319	$17,387	$81,921	$56,859
Adjustments:
Interest expense, net of interest income	4,698	3,188	1,920	12,577	7,098
Income taxes	74	(2)	14	119	163
Depreciation and amortization	30,674	26,981	24,493	108,652	95,702
EBITDA	$58,607	$49,486	$43,814	$203,269	$159,822
Non-cash compensation	2,018	2,470	1,809	8,892	7,114
Gain on real estate disposal	—	—	—	—	(36)
Transaction costs / litigation	—	158	1,750	187	2,681
Impairment of internal-use software	—	—	322	—	322
Adjusted EBITDA	$60,625	$52,114	$47,695	$212,348	$169,903

Quarter Ended December 31, 2016

12

Operating Properties

	Data Center Operating NRSF
	Annualized	Stabilized		Pre-Stabilized		Total			Held for
	Rent		Percent		Percent		Percent	NRSF Under	Development
Market/Facilities	($000)(1)	Total	Occupied(2)	Total	Occupied(2)	Total	Occupied(2)	Construction	NRSF	Total NRSF

San Francisco Bay
SV1	$6,335	85,932	82.3%	—	—%	85,932	82.3%	—	—	85,932
SV2	8,367	76,676	93.7	—	—	76,676	93.7	—	—	76,676
Santa Clara campus(3)	61,508	538,615	99.4	76,885	25.5	615,500	90.2	—	—	615,500
San Francisco Bay Total	76,210	701,223	96.7	76,885	25.5	778,108	89.6	—	—	778,108

Los Angeles
One Wilshire campus
LA1*	28,930	139,053	93.7	—	—	139,053	93.7	—	10,352	149,405
LA2	30,910	254,343	92.0	43,345	24.3	297,688	82.1	4,726	122,476	424,890
Los Angeles Total	59,840	393,396	92.6	43,345	24.3	436,741	85.8	4,726	132,828	574,295

Northern Virginia
VA1	26,779	201,719	94.0	—	—	201,719	94.0	—	—	201,719
VA2	13,238	115,336	100.0	73,111	20.2	188,447	69.0	—	—	188,447
DC1*	3,306	22,137	86.4	—	—	22,137	86.4	—	—	22,137
Reston Campus Expansion(4)	1,125	48,928	100.0	—	—	48,928	100.0	—	611,072	660,000
Northern Virginia Total	44,448	388,120	96.1	73,111	20.2	461,231	84.1	—	611,072	1,072,303

Chicago
CH1	18,403	178,407	93.8	—	—	178,407	93.8	—	—	178,407

Boston
BO1	17,209	166,026	98.7	14,031	56.1	180,057	95.3	13,735	59,884	253,676

New York
NY1*	4,999	48,404	71.8	—	—	48,404	71.8	—	—	48,404
NY2	9,901	68,822	95.5	32,920	46.5	101,742	79.7	—	134,508	236,250
New York Total	14,900	117,226	85.7	32,920	46.5	150,146	77.1	—	134,508	284,654

Miami
MI1	1,357	30,176	61.0	—	—	30,176	61.0	—	13,154	43,330

Denver
DE1*	1,418	5,878	100.0	—	—	5,878	100.0	8,276	15,630	29,784
DE2*	442	5,140	99.3	—	—	5,140	99.3	—	—	5,140
Denver Total	1,860	11,018	99.7	—	—	11,018	99.7	8,276	15,630	34,924
Total Data Center Facilities	$234,227	1,985,592	94.5%	240,292	28.3%	2,225,884	87.4%	26,737	967,076	3,219,697

Office & Light-Industrial	7,748	354,721	76.2	—	—	354,721	76.2	—	—	354,721
Reston Office & Light-Industrial(4)	2,865	178,712	100.0	—	—	178,712	100.0	—	(178,712)	—

Total Portfolio	$244,840	2,519,025	92.3%	240,292	28.3%	2,759,317	86.7%	26,737	788,364	3,574,418

* Indicates properties in which we hold a leasehold interest.

(1)

On a gross basis, our total portfolio annualized rent was approximately $250.8 million as of December 31, 2016, which includes $6.0 million in operating expense reimbursements under modified gross and triple-net leases.

(2)

Includes customer leases that have commenced and are occupied as of December 31, 2016. If all leases signed during the current and prior periods had commenced, the percent occupied would have been as follows:

Percent Leased	Stabilized	Pre-Stabilized	Total
Total Data Center Facilities	95.0%	32.6%	88.3%
Total Portfolio	92.8%	32.6%	87.6%

(3)

The annualized rent for the Santa Clara campus includes $4.2 million associated with a restructured lease agreement involving a customer that has vacated its leased space and is paying discounted rent payments that may be applied to new lease arrangements elsewhere in our portfolio on a dollar-for-dollar basis until the original lease term expires in Q2 2017.

(4)

During Q4 2016, we acquired a 21.75-acre light-industrial / flex office park consisting of four operating buildings (the “Reston Campus Expansion”). Based upon our expectations regarding entitlements for the Reston Campus Expansion, we may build approximately 611,000 NRSF of incremental data center capacity across multiple phases. Currently, 178,712 NRSF and 48,928 NRSF is operating office and light-industrial space and powered shell data center space, respectively. We plan to begin construction of the first phase of the Reston Campus Expansion in Q1 2017, subject to obtaining the necessary permits and approvals. In Q2 2017, a customer is scheduled to vacate its 28,337 NRSF office lease, which will result in a decrease of $0.8 million to annualized rent. This office space will not be re-leased based on our development plans.

See Appendix for definitions.

Quarter Ended December 31, 2016

13

Leasing Statistics

Data Center Leasing Activity

			GAAP		GAAP
	Leasing	Number	Annualized	Total	Annualized		Rental	Cash	GAAP
	Activity	of	Rent	Leased	Rent per		Churn	Rent	Rent
	Period	Leases(1)	($000)	NRSF	Leased NRSF		Rate	Growth	Growth

New/expansion leases commenced	YTD 2016	616	$58,632	443,112	$132	(2)
	Q4 2016	153	34,891	189,050	185
	Q3 2016	178	7,493	50,455	148
	Q2 2016	152	8,699	157,642	55	(2)
	Q1 2016	133	7,549	45,965	164
	Q4 2015	142	9,335	54,329	172

New/expansion leases signed	YTD 2016	579	$48,760	245,853	$198
	Q4 2016	127	7,412	35,037	212
	Q3 2016	162	11,214	59,991	187
	Q2 2016	171	7,656	48,147	159
	Q1 2016	119	22,478	102,678	219
	Q4 2015	155	8,901	42,089	211

Renewal leases signed	YTD 2016	674	$38,606	254,871	$151		7.8%	3.9%	7.6%
	Q4 2016	173	9,490	51,775	183		1.9	2.9	5.5
	Q3 2016	157	10,872	76,735	142		2.2	4.0	6.8
	Q2 2016	173	8,512	70,028	122		2.1	5.2	9.4
	Q1 2016	171	9,732	56,333	173		1.6	3.7	9.2
	Q4 2015	211	10,089	49,561	204		2.3	3.8	6.7

(1)	Number of leases represents each agreement with a customer; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)	During Q2 2015, we signed a 136,580 NRSF build-to-suit powered shell lease at our SV6 facility which was completed and commenced during Q2 2016.

New/Expansion Leases Signed by Deployment Size by Period

	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
GAAP Annualized Rent ($000)
Leases < 1,000 NRSF	$2,078	$4,047	$2,957	$2,635	$2,771
Leases 1,000-5,000 NRSF	3,718	5,093	3,090	1,534	4,817
Leases <= 5,000 NRSF	$5,796	$9,140	$6,047	$4,169	$7,588
Leases > 5,000 NRSF	1,616	2,074	1,609	18,309	1,313
Total GAAP Annualized Rent	$7,412	$11,214	$7,656	$22,478	$8,901

MRR per Cabinet Equivalent (TKD Same Store)

Quarter Ended December 31, 2016

14

Leasing Statistics

Lease Distribution (total portfolio, including total data center and office and light-industrial “OLI”)

			Total	Percentage		Percentage
	Number	Percentage	Operating	of Total	Annualized	of Total
	of	of All	NRSF of	Operating	Rent	Annualized
NRSF Under Lease	Leases	Leases	Leases	NRSF	($000)	Rent
Unoccupied data center	—	—%	281,392	10.2%	$—	—%
Unoccupied OLI	—	—	84,541	3.1	—	—
Data center NRSF:
5,000 or less	1,919	90.9	683,147	24.8	111,536	45.6
5,001 - 10,000	35	1.7	227,022	8.2	31,190	12.7
10,001 - 25,000	20	0.9	319,495	11.6	39,405	16.1
Greater than 25,000	5	0.2	231,639	8.4	31,457	12.8
Powered shell and other(1)	18	0.9	483,189	17.5	20,638	8.4
OLI	114	5.4	448,892	16.2	10,613	4.4
Portfolio Total	2,111	100.0%	2,759,317	100.0%	$244,839	100.0%

(1)

The annualized rent for powered shell and other includes $4.2 million associated with a restructured lease agreement involving a customer at the Santa Clara campus that has vacated its leased space and is paying discounted rent payments that may be applied to new lease arrangements elsewhere in our portfolio on a dollar-for-dollar basis until the original lease term expires in Q2 2017.

Lease Expirations (total portfolio, including total data center and office and light-industrial “OLI”)

		Total						Annualized
	Number	Operating	Percentage		Percentage	Annualized	Annualized	Rent Per
	of	NRSF of	of Total	Annualized	of Total	Rent Per	Rent at	Leased
	Leases	Expiring	Operating	Rent	Annualized	Leased	Expiration	NRSF at
Year of Lease Expiration	Expiring(1)	Leases	NRSF	($000)	Rent	NRSF(2)	($000)(3)	Expiration(2)
Unoccupied data center	—	281,392	10.2%	$—	—%	$—	$—	$—
Unoccupied OLI	—	84,541	3.1	—	—	—	—	—
2017	1,020	460,730	16.6	73,544	30.1	151	74,077	152
2018	547	357,726	12.9	53,399	21.8	149	55,875	156
2019	294	341,204	12.4	35,581	14.5	104	40,327	118
2020	45	150,730	5.5	13,767	5.6	91	16,856	112
2021	57	88,191	3.2	9,267	3.8	105	14,553	165
2022-Thereafter	34	545,911	19.8	48,668	19.9	89	61,732	113
OLI (4)	114	448,892	16.3	10,613	4.3	24	11,337	25
Portfolio Total / Weighted Average	2,111	2,759,317	100.0%	$244,839	100.0%	$101	$274,757	$113

(1)

Includes leases that upon expiration will automatically be renewed, primarily on a year-to-year basis. Number of leases represents each agreement with a customer; a lease agreement could include multiple spaces and a customer could have multiple leases.

(2)

The annualized rent per leased NRSF and per leased NRSF at expiration does not include annualized rent of $4.2 million associated with a restructured lease agreement involving a customer at the Santa Clara campus that has vacated its leased space and is paying discounted rent payments that may be applied to new lease arrangements elsewhere in our portfolio on a dollar-for-dollar basis until the original lease term expires in Q2 2017.

(3)

Represents the final monthly contractual rent under existing customer leases as of December 31, 2016, multiplied by 12. This amount reflects total annualized base rent before any one-time or non-recurring rent abatements and excludes operating expense reimbursements, power revenue and interconnection revenue. Leases expiring during 2017 include annualized rent of $6.2 million associated with lease terms currently on a month-to-month basis.

(4)	The office and light-industrial leases are scheduled to expire as follows:

	NRSF of	Annualized
	Expiring	Rent
Year	Leases	($000)
2017	56,669	$1,580
2018	46,943	980
2019	43,630	1,001
2020	18,553	431
2021	26,655	916
2022-Thereafter	256,442	5,705
Total OLI	448,892	$10,613

Quarter Ended December 31, 2016

15

Geographic and Vertical Diversification

Geographical Diversification

Percentage of Total Data
Metropolitan Market	Center Annualized Rent
San Francisco Bay	32.5%
Los Angeles	25.5
Northern Virginia	19.0
Chicago	7.9
Boston	7.3
New York	6.4
Denver	0.8
Miami	0.6
Total	100.0%

Vertical Diversification

Percentage of Total Data
Vertical	Center Annualized Rent
Enterprise	50.4%
Networks & Mobility	20.5
Cloud	29.1
Total	100.0%

Quarter Ended December 31, 2016

16

10 Largest Customers

10 Largest Customers (total portfolio, including data center and office and light-industrial)

								Weighted
					Percentage		Percentage	Average
			Number	Total	of Total	Annualized	of Total	Remaining
			of	Occupied	Operating	Rent	Annualized	Lease Term in
	CoreSite Vertical	Customer Industry	Locations	NRSF	NRSF(1)	($000)	Rent(2)	Months(3)
1	Cloud	Public Cloud	5	86,839	3.1%	$16,933	6.9%	111
2	Cloud	Public Cloud	10	286,240	10.4	14,807	6.0	69
3	Enterprise	Travel / Hospitality	3	104,732	3.8	10,439	4.3	30
4	Cloud	Private Cloud	2	95,225	3.5	8,984	3.7	71
5	Enterprise	SI & MSP	3	63,859	2.3	8,597	3.5	26
6	Enterprise	SI & MSP	3	16,480	0.6	5,778	2.4	23
7	Networks & Mobility	Global Carrier	5	27,871	1.0	4,849	2.0	28
8	Enterprise	Government*(4)	2	164,757	6.0	4,743	1.9	61
9	Enterprise	SI & MSP	2	26,081	0.9	4,726	1.9	6
10	Cloud	Software as a Service	1	31,283	1.1	4,347	1.8	22
	Total/Weighted Average			903,367	32.7%	$84,203	34.4%	56

* Denotes customer using space for general office purposes.

(1)	Represents the customer’s total occupied square feet divided by the total operating NRSF in the portfolio as of December 31, 2016.
(2)	Represents the customer’s total annualized rent divided by the total annualized rent in the portfolio as of December 31, 2016.
(3)	Weighted average based on percentage of total annualized rent expiring calculated as of December 31, 2016.
(4)

In connection with the acquisition of our Reston Campus Expansion during Q4 2016, we assumed a 28,337 NRSF office lease for this customer which is reflected in the totals above. This customer is scheduled to vacate its 28,337 NRSF office lease during Q2 2017, which will not be re-leased given our current development plans.

Quarter Ended December 31, 2016

17

Capital Expenditures and Completed

Pre-Stabilized Projects

(in thousands, except NRSF and cost per NRSF data)

Capital Expenditures and Repairs and Maintenance

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Data center expansion(1)	$103,959	$71,415	$100,990	$64,088	$64,816
Non-recurring investments(2)	1,964	1,430	3,091	3,765	1,968
Tenant improvements	2,314	2,361	901	1,289	1,866
Recurring capital expenditures(3)	2,063	1,101	1,217	1,700	2,328
Total capital expenditures	$110,300	$76,307	$106,199	$70,842	$70,978

Repairs and maintenance expense(4)	$3,330	$3,709	$3,042	$3,073	$2,715

(1)

Data center expansion capital expenditures include new data center construction, development projects adding capacity to existing data centers and other revenue generating investments. Data center expansion also includes investment of Deferred Expansion Capital. During the three months ended December 31, 2016, we incurred $65.0 million to acquire Reston Campus Expansion, a 21.75-acre light-industrial / flex office park.

(2)

Non-recurring investments include upgrades to existing data center or office space and company-wide improvements that are ancillary to revenue generation such as internal system development and system-wide security upgrades, which have a future economic benefit.

(3)	Recurring capital expenditures include required equipment upgrades within our operating portfolio, which have a future economic benefit.
(4)

Repairs and maintenance expense is classified within property operating and maintenance expense in the consolidated statement of operations. These expenditures represent recurring maintenance contracts and repairs to operating equipment necessary to maintain current operations.

Completed Pre-Stabilized Projects

	Metropolitan				Cost Per	Percent	Percent
Projects/Facilities	Market	Completion	NRSF	Cost(1)	NRSF	Leased(2)	Occupied
NY2 Phase 2	New York	Q2 2015	32,920	$29,476	$895	47.9%	46.5%
BO1	Boston	Q1 2016	14,031	11,446	816	57.9	56.1
VA2 Phase 3	Northern Virginia	Q1 2016	24,974	12,286	492	80.9	59.1
LA2	Los Angeles	Q2 2016	43,345	15,434	356	31.1	24.3
VA2 Phase 4	Northern Virginia	Q2 2016	48,137	26,995	561	—	—
SV7(3)	San Francisco Bay	Q4 2016	76,885	58,272	758	27.0	25.5
Total completed pre-stabilized			240,292	$153,909	$641	32.6%	28.3%

(1)

Cost includes capital expenditures related to the specific project / phase and, for NY2 and VA2, also includes allocations of capital expenditures related to land and building shell that were incurred during the first phase of each overall project.

(2)

Includes customer leases that have been signed as of December 31, 2016, but have not commenced. The percent leased is determined based on leased square feet as a proportion of total pre-stabilized NRSF.

(3)

During Q4 2016, we completed development of SV7, which is comprised of three floors totaling 226,911 NRSF. Two of the three floors are 100% leased and occupied and are included in our stabilized operating NRSF in the Operating Properties table and the other floor is pre-stabilized as of December 31, 2016.

Quarter Ended December 31, 2016

18

Development Summary

(in thousands, except NRSF and cost per NRSF data)

Data Center Projects Under Construction

				Costs
	Metropolitan	Estimated		Incurred to-	Estimated		Percent
Projects/Facilities	Market	Completion	NRSF	Date	Total	Per NRSF	Leased

TKD(1)
LA2	Los Angeles	Q1 2017	4,726	$1,699	$2,000	$423	100.0%
DE1(2)	Denver	Q2 2017	8,276	5,951	12,500	1,510	1.2
BO1	Boston	Q3 2017	13,735	10	7,800	568	—
Total TKD			26,737	$7,660	$22,300		18.0%

Deferred expansion capital
NY2	New York	Q1 2017	—	$5,029	$6,100
VA2	Northern Virginia	Q1 2017	—	7,705	10,400
CH1	Chicago	Q2 2017	—	6,296	10,000
Total deferred expansion capital			—	$19,030	$26,500

Total			26,737	$26,690	$48,800

(1)

TKD estimated development costs include two components: 1) general construction to ready the NRSF as data center space and 2) power, cooling and other infrastructure to provide the designed amount of power capacity for the project. Following development completion, incremental capital, referred to as Deferred Expansion Capital, may be invested to support existing or anticipated future customer utilization of NRSF within our operating data centers.

(2)	Includes a portion of the cost of infrastructure to support later phases of the development.

Held for Development

			Estimated	Estimated	Estimated
	Metropolitan	Estimated	Incremental	Power	Incremental
Project / Building	Market	NRSF	Costs	(Megawatts)	Cost per MW
New construction
Reston Campus Expansion(1)	Northern Virginia	611,072	$450,000 - 550,000	60.0 - 70.0	$7,500 - 7,857

Incremental capacity in existing core and shell buildings(2)
LA1	Los Angeles	10,352	$1,250	0.5	$2,500
LA2	Los Angeles	122,476	66,600	9.0	7,400
BO1	Boston	59,884	32,200	4.5	7,156
NY2 Phases 3-4	New York	87,297	57,000	8.5	6,706
NY2 Phase 5	New York	47,211	35,000	5.0	7,000
MI1	Miami	13,154	7,500	1.0	7,500
DE1	Denver	15,630	8,000	1.5	5,333
Total incremental capacity		356,004	$207,550	30.0	$6,918

Deferred expansion capital		—	20,000 - 30,000

Total(3)		967,076	$677,550 - 787,550

(1)

During Q4 2016, we acquired a 21.75-acre light-industrial / flex office park. Based upon our expectations regarding entitlements for the Reston Campus Expansion, we estimate that we can build approximately 611,000 NRSF of incremental data center capacity across multiple phases with new buildings and as existing light-industrial / flex office leases expire and customers vacate. These estimates are subject to change based on current economic conditions and the supply and demand dynamics of the market.

(2)

Represents incremental data center capacity that may be constructed within existing facilities when the core and shell building have been developed and a portion of the existing space is not yet built out into data center space.

(3)

In addition to new construction and incremental capacity in existing core and shell buildings, we have available acreage of entitled and unentitled land we own adjacent to our existing buildings, in the form of existing parking lots. By utilizing existing parking lots, we believe we can build approximately 100,000 NRSF and 200,000 NRSF buildings on our available acreage at NY2 and LA2, respectively.

Quarter Ended December 31, 2016

19

Market Capitalization and Debt Summary

(in thousands, except per share data)

Market Capitalization

	Shares or	Market Price /
	Equivalents	Liquidation Value as of	Market Value
	Outstanding	December 31, 2016	Equivalents
Common shares	33,897	$79.37	$2,690,387
Operating partnership units	13,851	79.37	1,099,381
Liquidation value of preferred stock	4,600	25.00	115,000
Total equity			3,904,768
Total principal debt outstanding			694,000
Total enterprise value			$4,598,768

Net principal debt to enterprise value			15.0%
Net principal debt and preferred stock to enterprise value			17.5%

Debt Summary (1)

			Maturity	Outstanding as of:
		Maturity	Date with	December 31,	December 31,
Instrument	Rate	Date	Extension	2016	2015
Revolving credit facility (2)	2.32%	6/24/2019	6/24/2020	$194,000	$142,250
2019 Senior unsecured term loan (3)	3.23	1/31/2019	1/31/2019	100,000	100,000
2020 Senior unsecured term loan (4)	2.60	6/24/2020	6/24/2020	150,000	150,000
2021 Senior unsecured term loan (2)	2.27	2/2/2021	2/2/2021	100,000	—
2023 Senior unsecured notes	4.19	6/15/2023	6/15/2023	150,000	—
Total principal debt outstanding				694,000	392,250
Unamortized deferred financing costs				(3,550)	(1,243)
Total debt				$690,450	$391,007
Weighted average interest rate	2.91%

Preferred stock (callable on or after December 12, 2017)	7.25%	N/A	N/A	$115,000	$115,000
Total debt and preferred stock				$805,450	$506,007

Floating rate vs. fixed rate debt				53% / 47%	55% / 45%
Floating rate vs. fixed rate debt and preferred stock				46% / 54%	43% / 57%

(1)	See the most recently filed Form 10-K and 10-Q for information on specific debt instruments.
(2)	The revolving credit facility and 2021 senior unsecured term loan interest rates are based on 1-month LIBOR at December 31, 2016, plus applicable spread.
(3)	Represents the effective interest rate as a result of the interest rate swap associated with $100 million in 1-month LIBOR variable rate debt.
(4)

Represents the effective interest rate as a result of the interest rate swap associated with $75 million in 1-month LIBOR variable rate debt and $75 million unhedged debt based on 1-month LIBOR plus applicable spread.

Debt Maturities

Quarter Ended December 31, 2016

20

Interest Summary and Debt Covenants

(in thousands)

Interest Expense Components

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest expense and fees	$4,909	$4,432	$2,473	$15,400	$9,556
Amortization of deferred financing costs	369	370	247	1,333	1,246
Capitalized interest	(580)	(1,580)	(799)	(4,121)	(3,698)
Total interest expense	$4,698	$3,222	$1,921	$12,612	$7,104

Percent capitalized	11.0%	32.9%	29.4%	24.6%	34.2%

Debt Covenants

	Revolving Credit Facility and Senior Unsecured Term Loans
	Required Compliance	December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016		December 31, 2015

Fixed charge coverage ratio	Greater than 1.70x	8.0	x	8.1	x	9.7	x	9.8	x	10.1	x
Total indebtedness to gross asset value	Less than 60%	23.3%		20.7%		18.2%		20.3%		16.7%
Secured debt to gross asset value	Less than 40%	—%		—%		—%		—%		—%
Unhedged variable rate debt to gross asset value	Less than 30%	12.3%		9.3%		6.3%		11.1%		8.9%

Revolving credit facility availability		$350,000		$350,000		$350,000		$350,000		$350,000
Borrowings outstanding		(194,000)		(94,750)		—		(111,000)		(142,250)
Outstanding letters of credit		(4,480)		(4,480)		(4,480)		(5,480)		(6,330)
Current availability		$151,520		$250,770		$345,520		$233,520		$201,420

Quarter Ended December 31, 2016

21

Components of Net Asset Value (NAV)

(in thousands)

Cash Net Operating Income

Reconciliation of Net Operating Income (NOI)	Q4 2016	Annualized
Operating Income	$27,933	$111,732
Adjustments:
Depreciation and amortization	30,674	122,696
General and administrative (includes litigation expenses)	8,399	33,596
Net Operating Income	$67,006	$268,024

Cash Net Operating Income (Cash NOI)
Net Operating Income	$67,006	$268,024
Adjustments:
Straight-line rent	(5,389)	(21,556)
Amortization of above and below-market leases	(124)	(496)
Cash NOI	$61,493	$245,972

Cash NOI with backlog (87.6% leased)(1)	$64,862	$259,448
Cash stabilized NOI (93% leased)	$68,860	$275,440

Development Projects

Data Center Projects Under Construction
TKD construction in progress(2)	$7,660
Remaining spend(2)	14,640
Total	$22,300

Targeted annual yields	12 - 16%
Annualized pro forma NOI range	$2,600 - 3,600

Deferred Expansion Capital in progress	$19,030
Remaining spend(3)	7,470
Total	$26,500

Other Assets and Liabilities

Other Assets
Remaining construction in progress(4)	$44,048
Cash and cash equivalents	4,429
Accounts and other receivables	25,125
Other tangible assets	24,445
Total other assets	$98,047

Liabilities
Principal debt	$694,000
Accounts payable, accrued and other liabilities	109,932
Accrued dividends and distributions	41,849
Preferred stock	115,000
Total liabilities	$960,781

Weighted average common shares and units - diluted	47,711

(1)	Cash NOI with backlog is adjusted to include one quarter of the cash backlog as of December 31, 2016, less any leasing of currently occupied NRSF and data center projects under development.
(2)	Does not include spend associated with leasing commissions. See page 19 for further breakdown of data center projects under construction.
(3)	Does not include spend associated with future Deferred Expansion Capital.
(4)

Represents the book value of in-progress capital projects, including land and shell building, of future data center expansion, non-recurring investments, tenant improvements and recurring capital expenditures.

Quarter Ended December 31, 2016

22

2017 Guidance

(in thousands, except per share amounts)

The annual guidance provided below represents forward-looking projections, which are based on current economic conditions, internal assumptions about our existing customer base and the supply and demand dynamics of the markets in which we operate. Please refer to the press release for additional information on forward-looking statements.

Projected per share and OP unit information:		2017			Implied
	Low	High	Mid	2016	Growth(1)
Net income attributable to common shares	$1.65	$1.75	$1.70	$1.54	10.4%
Real estate depreciation and amortization	2.60	2.60	2.60	2.17
FFO	$4.25	$4.35	$4.30	$3.71	15.9%

Projected operating results:
Total operating revenues	$470,000	$480,000	$475,000	$400,352	18.6%
General and administrative expenses	37,000	39,000	38,000	35,369	7.4%
Adjusted EBITDA	253,000	258,000	255,500	212,348	20.3%

Guidance drivers:
Annual rental churn rate	6.0%	8.0%	7.0%	7.8%
Cash rent growth on data center renewals	2.0%	4.0%	3.0%	3.9%

Capital expenditures:
Data center expansion	$212,000	$228,000	$220,000	$340,452
Non-recurring investments	14,000	18,000	16,000	10,250
Tenant improvements	4,000	8,000	6,000	6,865
Recurring capital expenditures	13,000	17,000	15,000	6,081
Total capital expenditures	$243,000	$271,000	$257,000	$363,648

(1)	Implied growth is based on the midpoint of 2017 guidance.

The following assumptions are included in CoreSite’s 2017 guidance:

1.	Interconnection revenue growth – CoreSite expects the 2017 growth rate to be between 13% and 16%, which, at the lower end, is generally in line with overall projected volume growth.
2.

Adjusted EBITDA margin – CoreSite’s guidance for adjusted EBITDA implies adjusted EBITDA margin of approximately 53.8% based on the midpoint of guidance, and revenue flow-through to adjusted EBITDA of approximately 58%.

3.

Financing transaction – CoreSite expects to add incremental debt financing during the first half of 2017 to increase liquidity and extend term on existing debt drawn on its credit facility. Timing, pricing, and the type of debt are dependent on market conditions and CoreSite has targeted a total issuance amount of approximately $150 million-$250 million.

a.

Due to the expected timing and amount, CoreSite expects FFO per share results to be fairly balanced in the first and second halves of the year, and therefore, FFO growth to be weighted toward the first half of the year. This is due to the anticipated incremental interest expense resulting from higher priced fixed debt as compared to current variable priced debt.

b.	CoreSite also anticipates this to result in a decreased revenue flow-through to FFO, which is estimated at approximately 40% based on the mid-point of 2017 FFO guidance.
4.

GAAP backlog – CoreSite’s projected annualized GAAP rent from signed but not yet commenced leases was $5.7 million as of December 31, 2016. CoreSite expects almost the entire GAAP backlog to commence during the first quarter of 2017.

5.

Capitalized interest – CoreSite expects the percentage of interest capitalized in 2017 to be in the range of 10%-15%, reflecting the lower level of development relative to increases in interest expense.

6.

Churn - CoreSite expects an elevated level of churn in the second quarter of 2017 due to the final portion of rent associated with its original full-building customer at SV3. The amount is equal to $4.2 million in annualized rent, or an incremental 180 basis points of churn.

7.

Cash rent growth – CoreSite expects cash rent growth to be weighted toward the second half of the year, due to expected renewals of strategic deployments resulting in lower mark-to-market rent increases in the first half of the year.

Quarter Ended December 31, 2016

23

Appendix

Definitions

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. Our definition and calculation of non-GAAP financial measures may differ from those of other Real Estate Investment Trusts (“REITs”) and therefore may not be comparable. The non-GAAP measures should not be considered an alternative to net income as an indicator of our performance and should be considered only a supplement to net income, cash flows from operating, investing or financing activities as measures of profitability and/or liquidity, computed in accordance with GAAP.

Adjusted Funds From Operations “AFFO” is a non-GAAP measure that is used as a supplemental operating measure specifically for comparing year over year ability to fund dividend distribution from operating activities.  We use AFFO as a basis to address our ability to fund our dividend payments. AFFO is calculated by adding to or subtracting from FFO:

1.	Plus: Amortization of deferred financing costs
2.	Plus: Non-cash compensation
3.	Plus: Non-real estate depreciation
4.	Plus: Impairment charges
5.	Plus: Below market debt amortization
6.	Less: Straight line rents adjustment
7.	Less: Amortization of above and below market leases
8.	Less: Recurring capital expenditures
9.	Less: Tenant improvements
10.	Less: Capitalized leasing costs

Capitalized leasing costs consist of commissions payable to third parties, including brokers, leasing agents, referral agents, and internal sales commissions payable to employees. Capitalized leasing costs are accrued and deducted from AFFO generally in the period the lease is executed. Leasing costs are generally paid a) to third party brokers and internal sales employees 50% at customer lease signing and 50% at lease commencement and b) to referral and leasing agents monthly over the lease term as and to the extent we receive payment from the end customer.

AFFO is not intended to represent cash flow from operations for the period, and is only intended to provide an additional measure of performance by adjusting for the effect of certain items noted above included in FFO. Other REITs widely report AFFO, however, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to other REITs.

Annualized Rent

Monthly contractual rent under existing commenced customer leases as of quarter-end, multiplied by 12. This amount reflects total annualized base rent before any one-time or non-recurring rent abatements and excludes power revenue, interconnection revenue and operating expense reimbursement.

Quarter Ended December 31, 2016

24

Appendix

Data Center Leasing Metrics

•

Rental Churn Rate – represents data center leases which are not renewed or are terminated during the period. Rental churn is calculated based on the annualized rent of data center expired leases terminated in the period, compared with total data center annualized rent at the beginning of the period.

•

Cash and GAAP Rent Growth – represents the increase in rental rates on renewed data center leases signed during the period, as compared with the previous rental rates for the same space. Cash and GAAP rent growth are calculated based on annualized rent from the renewed data center lease compared to annualized rent from the expired data center lease.

Data Center Net Rentable Square Feet (“NRSF”)

Both occupied and available data center NRSF includes a factor based on management’s estimate of space to account for a customer’s proportionate share of required data center support space (such as the mechanical, telecommunications and utility rooms) and building common areas, which may be updated on a periodic basis to reflect the most current build-out of our properties.

Deferred Expansion Capital

As we construct data center capacity, we work to optimize both the amount of the capital we deploy on power and cooling infrastructure and the timing of that capital deployment; as such, we generally construct our power and cooling infrastructure supporting our data center NRSF based on our estimate of customer utilization. This practice can result in our investment at a later time in Deferred Expansion Capital. We define Deferred Expansion Capital as our estimate of the incremental capital we may invest in the future to add power or cooling infrastructure to support existing or anticipated future customer utilization of NRSF within our operating data centers. From time to time, we may revise our estimate of Deferred Expansion Capital as well as the potential time period during which we may invest it. See the Data Center Projects Under Construction and Held for Development tables for more detail.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA –

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense to EBITDA as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

Quarter Ended December 31, 2016

25

Appendix

Funds From Operations (“FFO”) is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, by excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that investors use FFO as a basis to compare our operating performance with that of other REITs. However, the utility of FFO as a measure of our performance is limited because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Monthly Recurring Revenue per Cabinet Equivalent

Represents the turn-key monthly recurring colocation revenue (“MRR”) per cabinet equivalent billed. We define MRR as recurring contractual revenue under existing commenced customer leases.  MRR per cabinet equivalent is calculated as (current quarter MRR/3) divided by ((quarter-end cabinet equivalents billed plus prior quarter-end cabinet equivalents billed)/2). Cabinet equivalents are calculated as cage-usable square feet (turn-key leased NRSF/NRSF factor) divided by 25.

Quarter Ended December 31, 2016

26

Appendix

Net Operating Income (“NOI”) and Cash NOI – NOI, and cash NOI are supplemental measures for the operating performance of the company’s portfolio. NOI is operating revenues less operating expenses adjusted for items such as depreciation and amortization, general and administrative expenses, transaction costs from unsuccessful deals and business combinations and litigation expenses. Cash NOI is NOI less straight-line rents and above and below market rent amortization.

NRSF Held for Development

Represents incremental data center capacity that may be constructed in existing facilities that requires significant capital investment in order to develop new data center facilities. The data represents management's best estimate of incremental costs based on estimated NRSF and power design and are subject to market conditions and build-out specifications and may vary.

NRSF Under Construction

Represents NRSF for which substantial activities are ongoing to prepare the property for its intended use following development. The NRSF reflects management’s estimate of engineering drawings and required support space and is subject to change based on final demising of space. Estimated costs of completion are based on actual costs at quarter-end and management’s estimate of remaining projects costs.

Turn-Key Same Store

Includes turn-key data center space that was leased or available to be leased to our colocation customers as of December 31, 2014, at each of our properties, and excludes powered shell data center space, SV3 data center space, office and light-industrial space and space for which development was completed and became available to be leased after December 31, 2014. The turn-key same store space as of December 31, 2014, is 1,149,119 NRSF.  We track same store on a computer room basis within each data center facility.

Stabilized and Pre-Stabilized NRSF

Data center projects and facilities that recently have been developed and are in the initial lease-up phase are classified as pre-stabilized NRSF until they reach 85% occupancy or have been in service for 24 months. Pre-stabilized projects and facilities become stabilized operating properties at the earlier of achievement of 85% occupancy or 24 months after development completion and are included in the stabilized operating NRSF.

Quarter Ended December 31, 2016

27